Exhibit 99.1

3750 Torrey View Ct

San Diego, CA 92130

www.CareFusion.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Kristen Cardillo (858) 617-2317 kristen.cardillo@carefusion.com	Investors:	Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com

CAREFUSION ISSUES STATEMENT ABOUT PREVIOUSLY DISCLOSED GOVERNMENT SETTLEMENT

SAN DIEGO, Jan. 9, 2014 – CareFusion Corp. (NYSE: CFN) today issued the following statement regarding a previously disclosed settlement agreement:

Today, the U.S. Department of Justice and the Office of Inspector General of the Department of Health and Human Services announced a final settlement agreement with CareFusion to resolve government investigations related to the company’s prior sales and marketing practices for its ChloraPrep® skin preparation product and its relationships with health care professionals. CareFusion previously disclosed on April 25, 2013, it had reached an agreement in principle to pay the government approximately $41 million to resolve the allegations. Today’s announcement finalizes the matter.

“We are pleased to resolve this matter and are confident we have strong practices, processes and controls in place,” said Kieran T. Gallahue, chairman and CEO. “We have made significant investments during the past several years to improve our quality and compliance systems, including our sales and marketing practices, and will continue to do so as part of our commitment to adhering to the highest standards and aligning with best global practices.”

In connection with today’s announcement, the company paid the settlement, which was previously reserved during the third quarter of fiscal 2013 (ended March 31, 2013).

About CareFusion Corporation

CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops industry-leading technologies including Alaris® infusion pumps and IV sets, MaxPlus® and MaxZero™ IV connectors and sets, Pyxis® automated dispensing and patient identification systems, AVEA®, LTV® series and AirLife® ventilation and respiratory products, ChloraPrep® products, MedMined® services for data mining surveillance, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs approximately 15,000 people across its global operations. More information may be found at www.carefusion.com.

Cautions Concerning Forward-looking Statements

This CareFusion statement and the information contained herein contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. The matters discussed in these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. Forward looking statements include, but are not limited to, statements regarding the company’s practices, processes and controls regarding its quality and compliance systems, including statements about continued investment and improvement. The forward-looking statements contained herein are based on the current expectations and assumptions of CareFusion and not on historical facts. Important factors that could cause actual results to differ materially from those set forth in the forward-looking statements are described in CareFusion’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and Annual Report on Form 10-K for the year ended June 30, 2013. Except to the limited extent required by applicable law, CareFusion undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.